Exhibit 21.1

SUBSIDIARIES OF

S&W SEED COMPANY,

Nevada corporation

Seed Holding, LLC, a Nevada limited liability company

Stevia California, LLC, a California limited liability company

S&W Holdings Australia Pty Ltd, an Australia corporation (f/k/a S&W Seed Australia Pty Ltd)

S&W Seed Company Australia Pty Ltd, an Australia corporation (f/k/a Seed Genetics International Pty Ltd) (wholly-owned by S&W Holdings Australia Pty Ltd)

Pasture Genetics Pty Ltd, an Australia corporation (wholly-owned by S&W Seed Company Australia Pty Ltd)

Seed Vision (PTY) LTD, a South Africa proprietary limited company

Sorghum Solutions South Africa (PTY) LTD, a South Africa proprietary limited company

S&W Seed Hungary Korlátolt Felelősségű Társaság (KFT), a Hungary limited liability company (inactive)